UNITED STATES
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ETHAN ALLEN INTERIORS INC.
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Ethan Allen Files Stockholder Presentation and Letter to Stockholders

Highlights Proven Track Record of Delivering Stockholder Value

Ethan Allen Board Urges Stockholders to Vote for ALL of Highly Qualified Nominees

on the WHITE Proxy Card Today

DANBURY, CT, November 9, 2015 (GLOBE NEWSWIRE) - Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH ) today filed a stockholder presentation and letter to stockholders with the Securities and Exchange Commission in connection with the Company’s 2015 Annual Meeting of Stockholders, which will be held on November 24, 2015. Ethan Allen’s presentation and other materials regarding the Ethan Allen Board’s recommendation for the 2015 Annual Meeting can be found on the Investor Relations section of the Company’s website at www.ethanallen.com/investors.

Ethan Allen believes that electing the entire Ethan Allen slate of director nominees at the 2015 Annual Meeting is in the best interests of all Ethan Allen stockholders.  Ethan Allen’s Board’s nominees on the WHITE proxy card include James B. Carlson, Clinton A. Clark, John J. Dooner, Jr., Domenick J. Esposito, M. Farooq Kathwari, James W. Schmotter and Tara I. Stacom.

Highlights of the stockholder presentation and letter to stockholders include:

WE ARE POSITIONED TO CONTINUE OUR GROWTH IN EARNINGS, CASH FLOW AND SALES

•                  Our fiscal first quarter ended September 30, 2015 had industry leading gross margin of 55% and operating margin of 11%, and the Company increased cash dividends by 38% over the prior year quarter.

•                  In October 2015, following receipt by our Design Centers of the phase 3 new product offerings, we accelerated our advertising and had record written orders for the month of October 2015 that exceeded any prior month of October. Total written orders in the Company’s Retail Division for the month of October increased 33.9% and comparable written orders increased 32.3%, compared to the previous year October. On an annualized basis, October written order results indicate that Ethan Allen can generate revenues at the $1 billion level within its current structure — our retail network in North America is equipped to service annual sales more than $1 billion.

•                  Over the last five years, our sales have grown at a 5% compound annual growth rate (CAGR), our adjusted operating income by a 119% CAGR and our adjusted EPS by a 25% CAGR. During this period, we generated $277 million of cash, reduced $210 million of debt, paid $61 million in dividends, and increased our regular dividend by 127%.

•                  Our “Opportunity Scenarios” (page 16 of our November 9, 2015 stockholder presentation at ethanallen.com/investors) model the operating leverage that our vertically integrated structure provides. At revenues of $1.1 billion, we have the opportunity to achieve gross margin of 56% and operating margin of 15%, resulting in a significant increase to earnings per share.

WE HAVE REPOSITIONED MAJOR ELEMENTS OF OUR VERTICALLY INTEGRATED ENTERPRISE

•                  Founded in 1932, Ethan Allen has become an iconic brand with unparalleled name recognition for quality, service, and value. The Company has constantly reinvented its product offerings and its structure to stay relevant.

•                  We are the world’s leading interior design company. We have approximately 1,500 interior designers in our North American Design Centers. More than 50% have joined Ethan Allen since 2011, bringing with them entrepreneurial backgrounds and previous professional interior design experience.

•                  The majority of our 300 Design Centers worldwide are either new or have been relocated in the last 10 years. Recently, most have been renovated to create a stronger projection and reflect our new product offerings. We are confident we can further increase sales beyond $1 billion through our growth initiatives that include developing Design Centers in 40 new U.S. markets, with seven currently underway, as well as international markets.

•                  We have refreshed our product offerings to reflect classic American design. Three phases of products were introduced, with phase 3 delivered to Design Centers in September and October of 2015. New products have been well received as October written orders reflect. Over 70% of what we sell is manufactured in our own North American workshops, and 80% of our furniture products are custom-made to order. Our vertically integrated model provides a distinct differentiation for the brand, strong operating leverage reflected in our gross margins and operating margins, and a lower inventory requirement.

•                  We have enhanced our marketing efforts by combining technology and personal service. Ethan Allen’s website is a key marketing and branding medium. The website provides a rich branding experience for the consumer while introducing them to Ethan Allen’s interior design services and product offerings that reflect today’s focus on fashion for the home. Ethan Allen’s digital strategy is two-fold. The first objective is to drive traffic into Ethan Allen’s expansive brick and mortar network. With 200+ Design Centers in North America, about 70% of Ethan Allen’s target demographic is within close proximity to an Ethan Allen Design Center. Approximately 90% of clients who visit Design Centers have visited our website. When clients come into a Design Center and experience personal design service, it results in higher average tickets, fewer returns and more repeat sales. The second objective is to increase ecommerce sales through our website redesign, the remerchandising of our online product assortment with streamlined custom options, easy to buy “as shown” products and through expanded digital marketing. These initiatives make ecommerce sales accretive to our brick and mortar sales.

•                  We consolidated from 30 manufacturing facilities to 6 in the U.S. and opened two new major manufacturing operations within the last 7 years in North America. Our manufacturing facilities make 70% of our products, and with the support of other partners, we are now in a position to service $1 billion in sales. We are in the process of building a new 300,000-square-foot manufacturing plant for future positioning.

WE HAVE A STRONG LEADERSHIP TEAM IN PLACE TO GROW AND MANAGE

OUR VERTICALLY INTEGRATED STRUCTURE

•                  Our strong management team has deep expertise across product development, manufacturing, merchandising, marketing, company-operated retail, business development, licensee relations and operations.

•                  Our strong Retail Division is comprised of approximately 200 management associates, including five vice presidents, most of who have come up through the ranks and are deeply experienced with Ethan Allen products and services.

•                  We have a strong base of independent licensees in the U.S. with average associations of more than 30 years. We also have strong partners internationally, with our largest independent retailer located in China.

•                  Stability of leadership and management are important aspects of our associations.

STRONG CORPORATE GOVERNANCE — CORNERSTONE OF OUR ENTERPRISE

•                  Ethan Allen has an experienced and engaged board with diversified talent, which is continually refreshed. 83% of the six independent directors are new in the past five years, 50% are new in the past three years and two are new in the past year. Directors received +93% of “For” voting support at the 2014 annual stockholder meeting.

•                  The Company’s Chairman and CEO, M. Farooq Kathwari, is the only non-independent director; however, he is the Company’s largest shareholder, owning more than 11% of the Company’s outstanding common stock, and his interests are fully aligned with the interests of all shareholders.

•                  The CEO voluntary reduced his compensation by $533,000, $622,656, and $525,204 for fiscal years 2013, 2014, and 2015, respectively. The Company received 95% vote in support on “Say on Pay” at the 2014 annual meeting. The new CEO employment agreement maintains the base salary of 2011 and ties 70% of total compensation to the Company’s future performance.

LEVERAGING OUR REAL ESTATE TO CREATE ADDITIONAL VALUE

•                  We currently own 53 Design Centers after selling and repositioning 38 properties, realizing about $67.2 million in net sale proceeds.

•                  We own 8 manufacturing facilities and 2 national distribution centers after consolidating and selling 20 facilities, realizing about $10.5 million in net sale proceeds.

•                  The new $250 million debt offering we plan to complete this quarter, the proceeds of which will be used to return capital to stockholders and help grow our business, sensibly utilizes the value of our owned real estate.

•                  Utilizing owned properties as collateral permits us to continue the strategic repositioning of our real estate footprint.

•                  Real estate used as collateral for debt allows debt that can be repaid. Subsequently, our real estate can be collateralized again for future debt issuances.

•                  Ethan Allen plans to monetize its real estate to return capital to stockholders and to maintain the flexibility required for our repositioning strategies while also maintaining prudent total leverage at about 2.8x.

OUR PERSPECTIVES ON SANDELL INVOLVEMENT

•                  Sandell is seeking control of the Board without a defined path to implement its ideas. Sandell has thrown out a number of ideas to ‘see what sticks,’ but has presented no credible path for how it will implement any of its ideas to create value.

•                  Sandell has not presented an ecommerce strategy and none of its nominees have an ecommerce background.

•                  Sandell’s idea of switching from a manufacturer to an importer and moving towards a more commodity-based selling model, reflects a serious lack of understanding of our business as a vertically integrated leading interior design company.

•                  On the one hand, Sandell states that Ethan Allen has “unparalleled brand recognition” and on the other hand suggests short-term strategies to utilize other personality names to market products, diluting the Ethan Allen brand. This is a short-term thinking strategy.

•                  Sandell’s new store-opening ideas reflect a lack of understanding of retail real estate optimization based on customer geodemographic and psychographic segmentation data.

•                  Sandell’s financially engineered sale-leaseback type transactions would significantly restrict Ethan Allen from continuing its strategic repositioning of its retail footprint and place $25-$35 million of additional cash rent burden on the Company.

We believe a significant majority of Sandell’s ideas are misguided and uninformed. Additionally, they are simply repackaging many of the strategies already underway at Ethan Allen as part of the Company’s transformation strategy, which we believe underscores why Sandell’s nominees would not be additive to the Ethan Allen Board.

Sandell’s nominees have no experience or limited expertise in a number of key areas critical to Ethan Allen’s business, even those where Sandell is seeking change, including:

•                  No experience managing a vertically integrated business, which presents unique challenges and requires specialized strategies and operating expertise — in fact, only one Sandell nominee has CEO-level experience. Further, Ken Pilot is the only Sandell nominee with a background in retailing, and Ethan Allen interviewed him for a senior merchandising position. However, we did not believe he was suited for the position;

•                  Limited marketing and ecommerce expertise, despite Sandell’s focus on Ethan Allen’s ecommerce strategy;

•                  Finance-focused experience that would not be additive to the Ethan Allen Board where all of the incumbent directors have finance experience; and

•                  Limited real estate experience, despite Sandell’s focus on the Company’s real estate assets. In fact, Sandell’s only nominee with real estate expertise , Annelise Osborne, is a senior analyst at Moody’s. We are concerned this raises concerns around confidentiality of information and potential conflict of interest with respect to a Moody’s officer being nominated on a “dissident” slate, while at the same time Moody’s is retained by the Company to provide for a credit rating of our proposed $250 million debt offering.

Despite just becoming a shareholder in February 2015, and only owning approximately 5.5% of Ethan Allen shares, Sandell is seeking control of the Board through nominees lacking important and relevant experience in Ethan Allen’s global, vertically integrated business. These nominees have no experience in areas critical to the execution of the Company’s strategy, and we strongly urge you to disregard any gold proxy cards from Sandell that you may receive.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design Company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

Forward Looking Statements

This press release should also be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 (the “2015 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about such matters as: our capital structure; future or targeted operational and financial performance; liquidity, capital and debt levels; strategic plans; the pending proxy contest, the impacts thereof and other possible changes in the composition of the Company’s board of directors; stock repurchase and dividend plans; our inability to secure debt or other forms of financing; demand for our products; our position in markets we serve; regional and global economic and industry market conditions and changes therein. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2015 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Additional Information

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company`s stockholders in respect of the 2015 annual meeting. Ethan Allen has filed with the U.S. Securities and Exchange Commission a definitive proxy statement and an accompanying white proxy card in connection with the 2015 annual meeting (the “2015 proxy materials”). The 2015 proxy materials contain important information about the Company, its directors and executive officers, the 2015 annual meeting and related matters. Stockholders are strongly urged to read the 2015 proxy materials, any amendments and supplements thereto, and the accompanying white proxy card carefully. Stockholders will be able to obtain free copies of the 2015 proxy materials and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov and on the company`s web site at http://www.ethanallen.com/en_us/investor-relations1.html. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the 2015 proxy materials.

Ethan Allen Interiors Inc.

Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

cwhitely@ethanalleninc.com

Non-GAAP reconciliation

	2015	2011	2010

Operating income	$65.9	$31.9	$(11.7)
Special items	4.6	1.8	13.1
Adjusted Operating income	$70.5	$33.7	$1.4

EPS	$1.27	$1.01	$(1.53)
Special items	0.14	(0.43)	1.38
Adjusted EPS	$1.41	$0.58	$(0.15)

Special items consist of restructuring, transition charges and certain other items.